Exhibit 99.1

Independent Auditor’s Report

Royale Energy, Inc.

Houston, Texas

Opinion

We have audited the accompanying statement of revenues and direct operating expenses of the Pradera Fuego Properties (the “Pradera Fuego Acquisition Properties”) as defined in Note 1, for the year ended December 31, 2024, and the related notes (collectively referred to as the “statement of revenues and direct operating expenses”).

In our opinion, the accompanying statement of revenues and direct operating expenses present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Pradera Fuego Acquisition Properties for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statement of Revenues and Direct Operating Expenses section of our report. We are required to be independent of Royale Energy, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the results of operations of the Pradera Fuego Acquisition Properties. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Statement of Revenues and Direct Operating Expenses

Management is responsible for the preparation and fair presentation of the statement of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues and direct operating expenses that are free from material misstatement, whether due to fraud or error.

In preparing the statement of revenues and direct operating expenses, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Pradera Fuego Acquisition Properties’ ability to continue as a going concern within one year after the date that the statement of revenues and direct operating expenses is available to be issued.

Auditor’s Responsibilities for the Audit of the Statement of Revenues and Direct Operating Expenses

Our objectives are to obtain reasonable assurance about whether the statement of revenues and direct operating expenses as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the statement of revenues and direct operating expenses.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the statement of revenues and direct operating expenses, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the statement of revenue and direct operating expenses.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Pradera Fuego Acquisition Properties’ internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the statement of revenues and direct operating expenses.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Pradera Fuego Acquisition Properties’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Houston, Texas

July 10, 2026

Pradera Fuego Acquisition Properties
Statement of Revenues and Direct Operating Expenses
For the year Ended December 31, 2024

For the year ended,
December 31, 2024
Revenues	$1,154,219

Property Operating Expenses	150,872
Severance Taxes	68,541
Total Direct Operating Expenses	219,413
Excess of revenues over direct operating expenses	$934,806

See accompanying notes to the Statement of Revenues and Direct Operating Expenses

1. Properties and Basis of Presentation

On September 3, 2025, and effective on July 1, 2025, Royale Energy, Inc (the “Company”), through its wholly-owned subsidiary Royale Energy Funds, Inc, acquired certain non-operated working and net revenue interests in seven gross (.19 net) producing horizontal oil and natural gas wells and approximately 382.9 net acres of associated leasehold acreage within the Pradera Fuego project (the “Pradera Fuego Acquisition” or the “Pradera Fuego Acquisition Properties”) from Pradera Fuego, LP (the “Seller”), for total consideration of $1.5 million which was paid in cash.

Prior to the Pradera Fuego Acquisition, the Company held working and revenue interests in certain wells within the Pradera Fuego project and the acquisition increased the Company’s aggregate working and revenue interests in the project and the Company’s proportionate share of production, revenues, and operating costs attributable to the Pradera Fuego project.

The acquisition was financed through a combination of cash on hand and debt. At closing of the purchase,, the Company increased its existing borrowings by an additional $500,000, with the remainder of the purchase price funded from available cash.

The accompanying Statements of Revenues and Direct Operating Expenses (the “Statement”) present the historical operating results of the acquired net working and net revenue interests only, for the period indicated. This Statement differs from a complete income statement prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that it excludes certain costs and expenses associated with ownership and operation of the Pradera Fuego Acquisition Properties, including but not limited to:

●	depreciation, depletion and amortization,

●	accretion of asset retirement obligations,

●	general and administrative expenses,

●	interest expense, and

●	income taxes.

The above costs were not separately allocated to the Pradera Fuego Acquisition Properties within the accounting records of the properties. No balance sheet has been presented for the Pradera Fuego Acquisition Properties because the acquired interests were not operated as a separate subsidiary, division, or stand-alone business by the Seller, and complete historical financial statements relating to the Pradera Fuego Acquisition are not available. Similarly, statements of cash flows have not been presented. Accordingly, the Statement is presented in lieu of full financial statements required by the SEC under Regulation S-X.

The Statement was prepared on the accrual basis of accounting and was derived from historical accounting records of the Seller. These historical results may not be representative of future operating results.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the Statement in conformity with GAAP requird management to make estimates and assumptions that affected the reported amounts of revenues and direct operating expenses for the periods presented. Significant estimates included oil and gas revenue accruals, production volumes, and reserve quantities attributable to the acquired interests. Actual results could differ materially from those estimates.

Revenue Recognition

Revenues are derived from the sale of crude oil and natural gas produced from the Pradera Fuego Acquisition Properties. The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, at the point in time when control of the hydrocarbons is transferred to the purchaser at the designated delivery point, net of applicable gathering, transportation, and processing charges. Revenues presented reflect only the Company’s proportionate share of production attributable to the acquired net working and net revenue interests.

Property Operating Expenses

Direct operating expenses are recognized as incurred and consist solely of the direct costs of operating the Pradera Fuego Acquisition Properties. These expenses include:

1.	Labor costs incurred to operate and maintain wells and related equipment and facilities;

2.	Repairs and maintenance;

3.	Materials, supplies, fuel, and utilities consumed in operations;

4.	Gathering, compression, and processing costs; and

5.	Production and severance tax

3. SUBSEQUENT EVENTS

The Company evaluated subsequent events through July 10, 2026, the date the Statement was available to be issued and determined that no subsequent events occurred that would require adjustment to or disclosure in the Statement.

4. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following table sets forth the estimated net proved developed crude oil and natural gas reserves and the changes during the respective periods at December 31, 2024, related to the Pradera Fuego Acquisition, presented in barrels of oil “BO”, thousands of cubic feet of natural gas “MCF”, and Barrels of oil equivalent “BOE”.

Total Proved Reserves
	BO	MCF	BOE
Balance at January 1, 2024	102,716	157,642	128,990
Production	18,893	29,446	23,800
Revisions of previous estimates	25,802	93,801	41,435
Balance at December 31, 2024	109,625	221,997	146,625

Proved developed reserves
Balance at January 1, 2024	76,527	120,459	96,604
Balance at December 31, 2024	109,625	221,997	146,625

Proved undeveloped reserves
Balance at January 1, 2024	26,189	37,183	32,386
Balance at December 31, 2024	-	-	-

Reserve estimates are inherently imprecise and are based on engineering judgment, historical production data, and assumptions regarding future commodity prices, operating costs, and development plans. Actual future production and cash flows may differ materially from the estimates presented.

During the year ended December 31, 2024, the estimated net quantities of proved reserves attributable to the acquired interests reflected an upward revision of previous quantity estimates. This revision resulted from an increase in estimated ultimate recovery supported by observed production data from existing wells and from new wells that were drilled and placed into production during the period

Changes in standardized measure of discounted future net cash flow from proved reserve quantities

The standardized measure of discounted future net cash flows as of December 31, 2024 is presented below.

This table discloses the sources of changes in the standardized measure during the year. The “Sales of oil and gas produced, net of production costs” are expressed in actual dollar amounts. “Revisions of previous quantity estimates” are expressed prices calculated in accordance with applicable SEC regulations for the year presented. The “Net change in income taxes” is computed as the change in present value of future income taxes.

Crude Oil	$71.25
Natural Gas	$2.40

2024
Future cash inflows	$8,338,329
Future production costs	(1,338,130)
Future development costs	-
Future income tax expense	(676,896)
Future net cash flows	6,323,303
Discount to present value at 10% annual rate	(3,226,702)
Standardized measure of discounted future net cash flows	3,096,601

Sales of oil and gas produced, net of production costs	(1,085,678)

Revisions of previous quantity estimates	1,298,904
Net changes in prices and production costs	(819,956)
Purchases of minerals in place	-
Extensions, discoveries and improved recovery	-
Accretion of discount	309,660
Net change in income tax	-
Aggregate change in net cash flows for the year	$(297,070)